PML, INC.
Exhibit 6.1




                                                               For The Three Months Ended
                                                                       August 31,
                                                              1997                    1996
                                                      -------------------     -------------------

Net  income                                           $           32,708      $             8,598
Preferred stock dividends accreted                               (12,476)                 (12,066)
                                                      -------------------     --------------------
Net income (loss) after accretion of dividends        $           20,232      $            (3,468)
                                                      ===================     ====================


Average number of common shares outstanding                    1,776,816                1,776,816
Average number of Class B common stock outstanding               211,551                  211,551
Average effect of common stock equivalents                       187,524                   36,035
                                                      -------------------     --------------------

Average number of total shares outstanding                     2,175,891                2,024,402
                                                      ===================     ====================


Net income per common share                           $             0.01      $               0.00
                                                      ===================     ====================
